EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 filed on November 19, 2007 (File No. 333-147510) and the Registration Statements on Form SB-2 filed on September 26, 2007 (File No. 333-146320) and August 9, 2007 (File No. 333-145299) of ZAGG Incorporated of our report dated March 5, 2007 on the financial statements of ZAGG Incorporated (fka ShieldZone Corporation) as of December 31, 2006 and for the year ended December 31, 2006, which report is included in the Annual Report on Form 10-KSB of ZAGG Incorporated for the year ended December 31, 2007.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 27, 2008